Exhibit 10.12

EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of April 26, 2004, is made and entered into by and between Party City Corporation, a Delaware corporation (the “Company”), and Lisa Laube (the “Executive”).

      WHEREAS, the Company wishes to employ the Executive, and the Executive wishes to serve the Company, in the capacities and on the terms and conditions set forth in this Agreement;

      NOW, THEREFORE, it is hereby agreed as follows:

      1. Employment.

      (a) Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, the Company hereby agrees to employ the Executive and the Executive hereby agrees to accept her employment by the Company.

      (b) Employment Period. The Company shall employ the Executive for a one (1) year period commencing on April 26, 2004 (the “Commencement Date”), unless earlier terminated in accordance with the provisions hereof. The employment period shall automatically be extended for an indefinite number of one-year periods, subject to earlier termination in accordance with the provisions hereof, unless notice is given by either party of an intent not to extend the period for additional years at least two (2) months prior to the expiration of the then current employment period. The period during which the Executive is employed pursuant to this Agreement, including any extension thereof in accordance with this Paragraph 1(b), shall be referred to as the “Employment Period.”

      2. Duties. During the Employment Period, the Executive shall serve as Chief Merchandising Officer of the Company. Executive shall have such duties and responsibilities as are consistent with and customarily assigned to her position with the Company. Executive shall also have such other duties and responsibilities as may from time to time be assigned to her by the Chief Executive Officer of the Company (the “CEO”) or any other officer of the Company having a senior position. During the Employment Period, the Executive shall devote her full attention and time to the business and affairs of the Company and shall carry out such duties and responsibilities faithfully and to the best of her ability.

      3. Salary. For the services rendered by the Executive under and during the Employment Period, the Company shall pay to Executive as compensation, subject to any required withholding, an annual base salary of $ 300,000.00 (the “Base Salary”). In addition, in consideration for Executive’s agreement to abide by the provisions of Paragraph 8 herein, the Company shall pay to Executive, subject to any required withholding, an annual noncompete stipend of $50,000 (the “Noncompete Stipend”) (the Base Salary and the Noncompete Stipend hereafter referred to as the “Salary”). The Salary shall be payable in accordance with the Company’s regular payroll practice for its senior executives, as in effect from time to time.

      4. Incentive Compensation.

      (a) Bonus. In addition to Salary, the Executive shall be entitled to earn an annual bonus for each full Fiscal Year (as defined below) of the Company during the Employment Period pursuant to the Company’s annual incentive bonus plan as in effect from time to time and based on attaining certain performance objectives thereunder (the “Performance Bonus”). The target amount of the Performance Bonus for each Fiscal Year during the Employment Period shall be fifty percent (50%) of the Executive’s Salary, at the rate in effect as of the last day of the Fiscal Year for which such bonus is paid. The Executive shall be guaranteed a minimum bonus of $120,000; $60,000 of which shall be paid in September, 2004 and the balance of $60,000 shall be paid in September, 2005. The Executive shall also receive a “sign on” bonus in the amount of $35,000 to be paid not later than May 26, 2004.

      (b) Stock Options. The Executive shall be granted on the Commencement Date nonqualified stock options (the “Stock Options”) to acquire 120,000 shares of common stock of the Company, $.01 par value per share (the “Common Stock”), at an exercise price per share equal to $17.00.

30,000 Stock Options shall vest and become fully exercisable on April 26, 2005, provided the Executive is employed by the Company on such date;

30,000 Stock Options shall vest and become fully exercisable on April 26, 2006, provided the Executive is employed by the Company on such date;

30,000 Stock Options shall vest and become fully exercisable on April 26, 2007, provided the Executive is employed by the Company on such date;

30,000 Stock Options shall vest and become fully exercisable on April 26, 2008, provided the Executive is employed by the Company on such date;

      (c) Vacation. During the Employment Period, the Executive shall be entitled to three weeks of paid vacation per year of employment.

      (d) Automobile Allowance. During the Employment Period, the Executive shall be reimbursed $8,100 for an automobile allowance.

      5. Benefit Plans. The Executive shall also be eligible to participate in any health insurance plan, dental insurance plan, retirement plan, fringe benefit plan, vacation plan or other employee benefit plan generally made available by the Company to all employees or to other executive officers of the Company in the same class as the Executive. Participation in any such plan or program shall be subject to the terms and conditions of such plan, including any waiting periods and/or eligibility requirements thereunder

      6. Reimbursement of Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by her in performing services hereunder, in accordance with the Company’s policies and procedures established for reimbursement of expenses of executive officers in the same class as the Executive. Reimbursement shall be subject to prompt presentation by Executive of expense statements, receipts or such other supporting information as the Company may require or as may be required for tax purposes. The Company will also reimburse the Executive for COBRA expenses.

      7. Termination of Employment.

      (a) Termination of the Employment Period. Notwithstanding Paragraph 1(b), the Company reserves the right at any time during the Employment Period to terminate Executive’s employment with or without Cause. The Employment Period shall end upon the earliest to occur of (i) Executive’s death or Disability (as defined below), (ii) a termination of Executive’s employment by the Company for Cause (as defined below), (iii) a termination of Executive’s employment by the Company without Cause, (iv) a resignation by the Executive, or (v) the end of the final Employment Period after notice of nonrenewal pursuant to Paragraph 1(b) herein.

      (b) Benefits Payable Upon Termination. (i) In the event of the termination of Executive’s employment on account of Executive’s death or Disability, Executive’s voluntary resignation or the Company’s termination of Executive’s employment for Cause, the Company shall pay to Executive, or Executive’s estate on account of her death, in a lump sum within 10 business days following Executive’s termination, all earned but unpaid then-existing Salary and Bonus; provided however, that, whether any Bonus is earned at the time of Executive’s termination will be determined by reference to the terms of the Company’s respective bonus or performance-based compensation plans or programs, if any, or, if not set forth therein, as determined by the Company in its sole discretion (such earned but unpaid Salary and Bonus hereafter referred to as “Earned Compensation”). (ii) In the event of the termination of Executive’s employment by the Company without Cause, the Company shall (A) pay to Executive, in a lump sum within 10 business days following such termination, all Earned Compensation and (B) continue to pay Executive’s then-existing Salary, in accordance with the Company’s regular payroll practices, (the “Severance Payments”) for the twenty-six (26) weeks immediately following such termination (the “Severance Period”).

      (c) Notwithstanding anything herein to the contrary, to the degree that a Bonus has been earned but cannot be calculated because the performance objectives identified to such Bonus cannot yet be calculated then payment of the earned Bonus shall occur in a lump sum within 10 business days following the date on which such performance goals are calculated.

      (d) Definitions. For the purposes of this Agreement the following capitalized terms shall have the following meanings:

(i) “Cause” shall mean any of the following: (A) fraud, personal dishonesty, embezzlement, defalcation or acts of gross negligence or gross misconduct on the part of Executive in the course of her employment; (B) a material breach of Executive’s fiduciary duty of loyalty to the Company; (C) a material breach of this Agreement by Executive that is injurious to the Company; (D) Executive’s conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to, (x) a felony, or (y) any other criminal charge (other than minor traffic violations) which could reasonably be expected to have, or which actually has, a material adverse financial impact on the Company or a material adverse impact on the Company’s reputation and standing in the community; (E) consistent drunkenness by Executive or her illegal use of narcotics which is, or could reasonably be expected to become, materially injurious to the reputation or business of the Company or which impairs, or could reasonably be expected to impair, the performance of Executive’s duties hereunder; (F) any breach of Paragraph 8 hereunder; or (G) willful failure by Executive to follow the lawful directions of the CEO.

(ii) “Disability” shall mean Executive’s inability to perform the material duties required of her by the Company and historically performed by her due to a mental or physical illness or incapacity for a period of three consecutive months or for shorter periods aggregating four months during any twelve-month period.

      (e) Full Discharge of Company Obligations. The amounts payable to the Executive pursuant to this Paragraph 7 following termination of her employment shall be in full and complete satisfaction of the Executive’s rights under this Agreement and any other claims she may have in respect of her employment by the Company or any of its subsidiaries. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon the commencement of Executive’s receipt of such amounts, and contingent on the full payment of such amounts, the Company shall be released and discharged from any and all liability to the Executive in connection with this Agreement or otherwise in connection with the Executive’s employment with the Company and its subsidiaries. Executive agrees to enter into a release and waiver of claims agreement satisfactory to the Company at the time of Executive’s termination of employment in order to implement the purpose of this Paragraph 7(e).

      (f) Offset for Subsequent Employment. In the event during the Severance Period the Executive becomes employed with another entity (“Post Termination Employment”), the Company’s obligation to make Severance Payments shall be reduced on a dollar-for-dollar basis by the amount that Executive earns on account of such Post Termination Employment. The Executive agrees to notify the Company of such Post Termination Employment and to disclose to the Company the compensation to be earned by Executive therein. In the event that the Executive fails to notify the Company of such Post Termination Employment, within ten (10) business days of the date Executive first undertakes such Post Termination Employment, the Company’s obligation to make Severance Payments shall expire.

      8. Noncompetition and Confidentiality. By and in consideration of the Noncompete Stipend and Salary and other benefits to be provided by the Company hereunder, the Executive agrees that:

(a) Noncompetition. During the Employment Period and during the six (6) month period following termination of the Executive’s employment for any reason (the “Restriction Period”), the Executive shall not, directly or indirectly, whether as a principal, partner, employee, agent, consultant, shareholder (other than shares purchased prior to the effective date of this Agreement or as a holder, or a member of a group which is a holder, of not in excess of five percent (5%) of the outstanding voting shares of any publicly traded company) or in any other relationship or capacity be affiliated with any business corporation, partnership, enterprise or entity in any geographic area, which competes with the Company’s Business (as defined below). For purposes of this Agreement, the “Company’s Business” at any time means the sale of party goods, including costumes, and any other line of business which the Company is engaged in or has substantial plans to become engaged in at the time.

(b) Confidentiality. Unless specifically authorized in writing by the Company to do so, except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, the Executive shall not disclose (i) any information disclosed or made available to the Executive or known by the Executive as a direct or indirect consequence of or through employment by the Company, or (ii) any other information related to the Company’s referral sources, business practices, trade secrets, operating methods, techniques, products, processes, services or other operations (individually or collectively “Operations”), including, but not limited to, information relating to research, development, inventions, accounting, engineering or marketing of such Operations and including any such information of any third party which the Company is under an obligation to keep confidential (individually or collectively, “Confidential Information”) to any third person unless such Confidential Information has been previously disclosed to the public by the Company or is in the public domain (other than by reason of the Executive’s breach of this Paragraph 8(b)).

(c) Nonsolicitation of Employees. During the Employment Period and the Restriction Period, the Executive shall not directly or indirectly solicit, encourage or induce any employee of the Company or any of its subsidiaries to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who is or was employed by the Company or a subsidiary thereof unless such person shall have ceased to be employed by such entity for a period of at least six months.

(d) Company Property. Except as expressly provided herein, at the time of the Executive’s termination of employment or at any other time as the CEO or the Board may request, the Executive shall return to the Company all property of the Company, including any automobile and other machinery and all memoranda, notes, records, reports, manuals, drawings and blueprints, including electronic versions, concerning the Company’s Business (and all copies thereof) in the Executive’s possession or under her control.

(e) Protection of Legitimate Business Interests. Executive acknowledges that (i) Executive’s position with the Company requires the performance of services which are special, unique and extraordinary in character and places him in a position of confidence and trust with the customers and employees of the Company, through which, among other things, she will obtain knowledge of the Company’s technical information and know-how and become acquainted with its customers, in which matters the Company has substantial proprietary interests, (ii) the restrictive covenants in this Paragraph 8 are necessary in order to protect and maintain such proprietary interests and other legitimate business interests of the Company, and (iii) the Company would not have entered into this Agreement unless such covenants were included herein.

(f) Injunctive Relief and Other Remedies with Respect to Covenants. The Executive acknowledges and agrees that the covenants and obligations of the Executive with respect to noncompetition, nonsolicitation, confidentiality and Company property, relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Executive agrees that the Company shall (i) be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining the Executive from committing any violation of the covenants and obligations contained in this Paragraph 8 and (ii) have no further obligation to make any payments to the Executive hereunder following any material violation of the covenants and obligations contained in this Paragraph 8. These remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. In connection with the foregoing provisions of this

Paragraph 8, the Executive represents that her economic means and circumstances are such that such provisions will not prevent her from providing for herself and her family on a basis satisfactory to her.

(g) Executive acknowledges that, any and all options to acquire Company stock granted to Executive during the course of Executive’s employment with the Company (“Options”) are and were granted in consideration for Executive’s covenants pursuant to subparagraphs 8(a), (b), (c) and (d) herein. In the event the Executive breaches any of the provisions of subparagraphs 8(a), (b), (c) or (d) herein, all Options (whether vested or not) then held by Executive shall expire and terminate immediately. For purposes of this Paragraph 8, the determination of any breach by the Executive of any provision of this Paragraph 8 shall be made by the Board of Directors of the Company in its sole discretion, and such determination shall be final and binding on the Company and Executive.

(h) Non-Disparagement. Executive shall not at any time after the date hereof disparage the Company or any of its officers, directors, shareholders or any of their respective affiliates. The obligations of Executive under this Section 8(h) shall not apply to disclosures required by applicable law, regulation or order of a court or governmental agency.

      9. Miscellaneous.

      (a) Survival. Paragraphs 7 (relating to early termination of employment), 8 (relating to noncompetition, nonsolicitation and confidentiality and non-disparagement), 9(c) (relating to arbitration), and 9(o) (relating to governing law) shall survive the termination hereof.

      (b) Validity and Enforceability. The Executive acknowledges and agrees that the covenants set forth in Paragraph 8 are reasonable and valid in geographical and temporal scope and in all other respects. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect. If any provision of this Agreement is held to be invalid, void or unenforceable in any jurisdiction, any court or arbitrator so holding shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of such provisions of this Agreement. If any of the provisions of, or covenants contained in, this Agreement are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in any other jurisdiction, which shall be given full effect, without regard to the invalidity or unenforceability in such other jurisdiction. Any such holding shall affect such provision of this Agreement, solely as to that jurisdiction, without rendering that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope, either geographical or temporal, is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

      (c) Arbitration. Subject to Paragraph 8(f), any dispute or controversy arising under or in connection with this Agreement shall be resolved by binding arbitration. The arbitration shall be held in Morris County, New Jersey and except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Voluntary Labor Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and the Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators.

      (d) Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the Company and any person or entity that succeeds to the interest of the Company (regardless of whether such succession does or does not occur by operation of law) by reason of the sale of all or a portion of the Company’s stock, a merger, consolidation or reorganization involving the Company, or unless the Company otherwise elects in writing, a sale of the assets of the business of the Company (or portion thereof) in which the Executive performs a majority of her services. This Agreement shall also inure to the benefit of the Executive’s heirs, executors, administrators and legal representatives.

      (e) Assignment. This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of the business assets with respect to which Executive is performing a majority of her services at any such time.

      (f) Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein. No other agreement relating to the terms of the Executive’s employment by the Company, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought. There are no promises, representations, inducements or statements between the parties relating to the terms of Executive’s employment with the Company other than those that are expressly contained herein. The Executive acknowledges that she is entering into this Agreement of her own free will and accord, and with no duress, that she has read this Agreement and that she understands it and its legal consequences.

      (g) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or her rights hereunder on any occasion or series of occasions.

      (h) Notices. Any notice required or desired to be delivered under this Agreement shall be in writing and shall be delivered personally, by courier service, by registered mail, return receipt requested, or by telecopy and shall be effective upon actual receipt by the party to which such notice shall be directed, and shall be addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

If to the Company:
Party City Corporation
400 Commons Way
Rockaway, New Jersey
Attention: Vice President of Human Resources

with a copy to:
Party City Corporation
400 Commons Way
Rockaway, New Jersey
Attention: Vice President and General Counsel

If to the Executive:
Lisa Laube
7544 North Goodrich Square
New Albany, OH 43054

(i) No Conflicting Obligations. The Executive represents that her performance of the terms of this Agreement and her employment by the Company does not and will not breach any agreement to which the Executive is a party including (without limitation) any agreement to keep in confidence proprietary information or trade secrets acquired by the Executive in confidence or in trust prior to the date of this Agreement. The Executive has not entered into, and hereby agrees not to enter into, any agreement whether written or oral in conflict with this Agreement. The Executive further agrees not to use in the performance of her duties for the Company any confidential materials or documents of a present or former employer of the Executive, or any materials or documents obtained by the Executive under a binder of confidentiality imposed by reason of any of the Executive’s consulting relationships, if any, unless such materials or documents are generally available to the public or the Executive has authorization from such present or former employer or client for the possession and unrestricted use of such materials. The provisions of this Paragraph 9(i) shall survive any termination of this Agreement.

      (j) Right of Offset. The Company may offset any payment to be made to the Executive pursuant to this Agreement by any amount the Executive owes to the Company as of the time such payment would otherwise be made.

      (k) Amendments. This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.

      (l) Headings. Headings to paragraphs in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.

      (m) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      (n) Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, State or local income or employment tax laws or similar statutes or other provisions of law then in effect.

      (o) Governing Law. This Agreement shall be governed by the laws of the State of New Jersey, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

      IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has hereunto set her hand as of the day and year first above written.

PARTY CITY CORPORATION

By:	/s/ LISA LAUBE

Its:	/s/ MELISSA WALLACE

EXECUTIVE